CERTIFICATE OF AMENDMENT OF THE
                           BYLAWS OF PHOTOMATRIX, INC.

         The undersigned, Roy L. Gayhart, duly acting and qualified Secretary of Photomatrix, Inc., a California corporation (the "Corporation"), hereby certifies that the following amendment to the Corporation's Bylaws was duly adopted by the Corporation's Board of Directors effective on June 5, 1998:


               ARTICLE V. OFFICERS. Section 5.1. OFFICERS. The officers of the corporation shall be a chairman of the board, a chief executive officer, a president, a secretary and a chief financial officer, and one or more vice presidents.

               A new Article 5.7 shall be added to the Bylaws as follows:

               Section 5.7 CHIEF EXECUTIVE OFFICER. Subject to such supervisory powers, if any, as may be given by the board of directors to the chairman of the board, if there be such an officer, the chief executive officer shall, subject to the control of the board of directors, have general supervision, direction and control of the business and the officers of the corporation. He shall preside at all meetings of the shareholders and, in the absence of the chairman of the board, or if there be none, at all meetings of the board of directors. He shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation, and shall have such other powers and duties as may be prescribed by the board of directors.

               The previous Article 5.7 shall be renumbered 5.8 and shall read in full as follows:

               Section 5.8 PRESIDENT. The President shall supervise subordinates reporting to him in their performance of assigned functions in a manner that assures the achievement of goals and objectives. The President shall promote the reputation of the Corporation, and shall provide support requested by Chairman, Chief Executive Officer, the Board of Directors and its committees. In the absence or disability of the Chief Executive Officer and the Chairman of the Board, the President shall perform all the duties of the Chief Executive Officer, and when so acting, shall have all the powers of, and be subject to all the restrictions upon the Chief Executive Officer. The President shall have such other powers and perform such other duties as from time to time may be prescribed for him by the board of directors.

               The  sections of the Bylaws  previously  mentioned in 5.8 through
               5.11 shall be renumbered 5.9 through 5.12.

     The foregoing statement are true and correct to the best of my knowledge, and this Certificate is executed at San Diego, Califonria on the 5th day of June, 1998.

                                        /s/ Roy L. Gayhart
                                        ------------------------------------
                                        Roy L. Gayhart, Secretary